Exhibit 99.1

Investor Contact:	Media Contact:
Targeted Genetics Corporation	Targeted Genetics Corporation
Stephanie Seiler, Ph.D.	Courtney Self
(206) 521-7823	(206) 521-7392

TARGETED GENETICS PRESENTS ENCOURAGING PRELIMINARY DATA FROM PHASE II CYSTIC FIBROSIS CLINICAL TRIAL

Early Analysis Suggests tgAAVCF is Safe and Well Tolerated;
Improvement in Lung Function Also Observed

Seattle, WA—October 4, 2002 – Targeted Genetics Corporation (Nasdaq: TGEN) today announced encouraging results of its Phase II clinical trial in patients with cystic fibrosis. The product candidate, tgAAVCF, met its primary endpoint demonstrating safety and tolerability in this first ever repeat dosing study. Positive trends in pulmonary function, IL-8 levels and gene transfer were also observed. Data were presented at the 16th Annual North American Cystic Fibrosis Conference in New Orleans, Louisiana by Richard B. Moss, M.D., Pediatric Pulmonary Medicine, Stanford University Medical Center and lead clinical investigator in this study.

tgAAVCF, Targeted Genetics’ lead gene therapy product candidate for the treatment of cystic fibrosis, was tested in a randomized, double-blind, placebo-controlled clinical trial that included 37 patients with mild cystic fibrosis. Preliminary aggregate data analysis suggests that the aerosolized product, administered via nebulizer to the lung, was safe and well tolerated by patients. No clinically significant differences in adverse events or laboratory parameters between placebo and tgAAVCF-treated patients were observed. Patients were also monitored for overall lung function (FEV1 - a standard measure of lung function) at days 30, 60 and 90 and showed statistically significant improvement at day 30 of treatment (p=.04). Levels of IL-8, a cytokine associated with inflammation, were lower in tgAAVCF patients after 14 days compared to placebo. Excellent gene transfer was also observed in all patients tested, as measured by DNA

PCR on cells removed by a bronchoscopy procedure. Gene expression was not demonstrated and AAV neutralizing antibody response occurred systemically and locally.

“No other gene-based therapies have been able to impact cystic fibrosis in this way, and I am very encouraged by the safety and tolerability of repeated delivery of tgAAVCF in CF patients. I am also encouraged by short-term improvements in lung function and reduced inflammatory cytokine IL-8 in these patients,” said Richard B. Moss, M.D., lead clinical investigator, Pediatric Pulmonary Medicine, Stanford University Medical Center. “This trial has yielded interesting data, and is another step toward better understanding the role of AAV–based therapies in correcting the underlying genetic defect in the treatment of this inherited disease. I look forward to completing the analysis of the full data set once we have completed follow-up on all patients in the study. I believe these data will help us to understand the potential of tgAAVCF in the treatment of cystic fibrosis.”

This phase II clinical trial involved 37 CF patients with mild lung disease, 17 of whom received placebo. The mean age in this study was 24 years. Following approvals from an independent data safety monitoring board last year, patients as young as 12 years of age were included in the clinical trial. Patients were randomized to receive three doses at 30-day intervals of tgAAVCF, 1013 DNAse resistant particles (DRP) per dose, or placebo. Patients were followed for 90 days after receiving their last dose. Aggregate data have been analyzed for the purposes of this presentation. When all patients have been monitored for a total of 150 days, full analysis of data will be completed as well as analysis of individual patient data. The primary endpoint of this study was the safety and tolerability of repeat dosing with tgAAVCF. Activity measures included lung function, inflammation and microbiology. In a subset of patients, gene transfer was evaluated as well. The trial was conducted in collaboration with the Cystic Fibrosis Foundation’s Therapeutics Development Network.

“The Cystic Fibrosis Foundation’s Therapeutics Development Network (TDN) is proud to have partnered with Targeted Genetics to conduct this Phase II trial,” said Bonnie Ramsey M.D., Director of the Cystic Fibrosis Foundation TDN. “I am encouraged by the results of this study, and believe gene therapy has potential to bring about new possibilities for treatment of CF. The TDN appreciates the effort put forth by Targeted Genetics to conduct gene therapy research for the benefit of CF patients and we look forward to working with Targeted Genetics on future studies.”

“We are pleased to see that the data suggest our product candidate, tgAAVCF, is consistently safe and well tolerated in our clinical trials utilizing AAV vector technology after treating over 90 patients with cystic fibrosis. Positive trends in pulmonary function and inflammation are also very encouraging,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics Corporation. “Targeted Genetics remains a leader in AAV development, having just completed preliminary analysis of the first Phase II clinical trial with AAV, along with the first to test repeat dosing of an AAV-based product. These data further support tgAAVCF and the use of gene therapy as a novel approach to treat the underlying cause of cystic fibrosis. To date, there is no approved therapy that does this. After full analysis of the data, we will work to determine the best approach for moving tgAAVCF into additional clinical testing.”

About tgAAVCF and Cystic Fibrosis

tgAAVCF uses an AAV vector to deliver a copy of the CFTR gene to the airways of patients with CF. Loss of proper function of the CFTR gene is the cause of CF. While current therapies treat the symptoms of CF, tgAAVCF has the potential to address the underlying cause of the disease. Normally, the protein encoded by this gene is found in the respiratory passageways, pancreas, salivary and sweat glands, where it helps to regulate the cellular concentration of chloride ions and water. In CF patients, the loss of this gene’s function leads to the production and build-up in the lungs and sinuses of thick sticky mucus, colonization by bacteria and the invasion of white blood cells, thus causing inflammation. These events produce scarring in the lung, which ultimately results in loss of respiratory function. Common symptoms include very salty-tasting skin, persistent coughing, wheezing or pneumonia, excessive appetite but poor weight gain, and bulky stools. It is estimated that 60,000 people worldwide have cystic fibrosis, including approximately 30,000 people in the United States. The median age of survival for patients with CF is approximately 32 years. For more information about CF and Cystic Fibrosis Foundation please visit http://www.cff.org.

Targeted Genetics Corporation develops gene therapy products for the treatment of acquired and inherited diseases. The Company has a clinical product development program targeting cystic fibrosis, and a promising preclinical pipeline of product candidates focused on hemophilia A, arthritis, cancer and AIDS prophylaxis. The Company has a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE:  This release contains forward-looking statements regarding our clinical and preclinical programs. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our future clinical trials, our failure to obtain positive results from further analysis of our clinical trials described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-Q for the quarter ended June 30, 2002. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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